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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

5.05% Notes due 2012	$1,500,000,000	100%	$1,500,000,000	$46,050

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the "Securities Act").

(2)
Pursuant to Rule 457(p) under the Securities Act and Securities Act Release No. 7943, dated January 26, 2001, registration fees of $1,702,000 were paid with respect to unsold securities that were previously registered under a Registration Statement on Form S-3 (Registration No. 333-102603), filed by International Business Machines Corporation on January 21, 2003. Such registration fees were originally sourced and carried over from an earlier Registration Statement on Form S-3, filed by IBM Credit Corporation (CIK 353524) on September 7, 1999 (Registration No. 333-86615).

$1,530,080 of prepaid registration fees is presently available for offset. The $46,050 registration fee associated with this offering is hereby offset against these prepaid registration fees. Since the prepaid registration fees completely offset the registration fee for this offering, no additional registration fee is being paid for this offering, and, more importantly, following this offering, a total of $1,484,030 will still remain available for offset against future registration fees that would otherwise be payable under the Automatic Shelf Registration Statement on Form S-3 filed on August 3, 2007 by International Business Machines Corporation (Registration No. 333-145104) and IBM International Group Capital LLC (Registration No. 333-145104-01).

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-145104
and
333-145104-01

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 3, 2007)

$1,500,000,000

IBM International Group Capital LLC

fully and unconditionally guaranteed by

International Business Machines Corporation

Armonk, New York (914) 499-1900

5.05% Notes due 2012

Interest payable semi-annually on April 22 and October 22

The Notes are redeemable in whole or in part at the option of IIGC, as set forth in this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company
Per Note	99.921%	0.250%	99.671%
Total	$1,498,815,000	$3,750,000	$1,495,065,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriters expect to deliver the Notes to purchasers in book-entry form only through the Depository Trust Company, Clearstream or Euroclear, as the case may be, on October 22, 2007.

Joint Bookrunners

Bear, Stearns & Co. Inc.
Deutsche Bank Securities
Lehman Brothers
Morgan Stanley

Co-Managers

Barclays Capital
BNP PARIBAS
JPMorgan
Merrill Lynch & Co.
UBS Investment Bank

October 17, 2007

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

        The Notes are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. See "Offering Restrictions."

        The distribution of this prospectus supplement and prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Offering Restrictions."

ABOUT IBM INTERNATIONAL GROUP CAPITAL LLC
(the Company)

        IBM International Group Capital LLC (IIGC or the Company) was formed on June 11, 2007, as a limited liability company under the laws of the State of Delaware. The Company is an indirect, wholly owned subsidiary of International Business Machines Corporation. The Company is a finance subsidiary, the primary purpose of which is to borrow money to be made available for the benefit of IBM International Group B.V. and its affiliates. The principal business office of the Company is located at 1 New Orchard Road, Mail Stop 115, Armonk, NY 10504.

        We will not be providing you with any financial statements for IBM International Group Capital LLC. IIGC is a 100%-owned finance subsidiary, as described by the SEC in Rule 3-10(b) of Regulation S-X, and since the Notes will be fully and unconditionally guaranteed by IBM, you should look to, read, and rely solely upon the financial statements that IBM files with the SEC.

ABOUT INTERNATIONAL BUSINESS MACHINES CORPORATION
(the Guarantor or IBM)

        International Business Machines Corporation (IBM) was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co. and The International Time Recording Co. of New York. Since that time, IBM has focused on the intersection of business insight and technological invention, and its operations and aims have been international in nature. This was signaled over 80 years ago, in 1924, when C-T-R changed its name to International Business Machines Corporation. And it continues today: IBM is a globally integrated innovation company, serving the needs of enterprises and institutions worldwide. To help clients achieve growth, effectiveness, efficiency and the realization of greater value through innovation, IBM draws upon the world's leading systems, software and services capabilities.

        IBM seeks to be a partner in its clients' success by enabling their own capacity to innovate, so that they may differentiate themselves for competitive advantage in a globalized economy. IBM views enterprise innovation not only in terms of products and services, but across all dimensions of a business: its business processes, business model, management systems, culture and role in society.

        The foregoing information about IBM and IIGC and their respective businesses is only a general summary and is not intended to be comprehensive. For additional information about IBM and IIGC and their respective businesses, you should refer to the information described under the caption "Where You Can Find More Information about IBM" in the prospectus.

USE OF PROCEEDS

        The net proceeds from the sale of the Notes after deducting expenses to be paid by IBM and IIGC are estimated to be $1,495 million and will be used for general corporate purposes, which may include repayment of loans extended to the parent of IIGC, including loans made by affiliates of the underwriters.

CAPITALIZATION OF IBM

        The following table sets forth the consolidated capitalization of IBM at June 30, 2007, and as adjusted to give effect to the issuance of the Notes offered hereby as well as the August 13, 2007 debt offering of IBM International Group Capital LLC and the September 14, 2007 debt offering of IBM.

	June 30, 2007
	Outstanding	As Adjusted
	(Dollars in millions)
Short-term debt	$20,543	$20,543
Long-term debt:
International Business Machines Corporation	13,659	16,659
Consolidated subsidiaries	520	4,620

Total long-term debt	$14,179	$21,279
Stockholders' equity
Common stock—par value $0.20 per share
and additional paid-in capital	33,374	33,374
Shares authorized: 4,687,500,000
Shares issued: 2,035,154,809
Retained earnings	55,503	55,503
Treasury stock—at cost	(64,125)	(64,125)
Shares: 674,748,228
Accumulated gains and (losses) not affecting retained earnings	(7,997)	(7,997)

Total stockholders' equity	16,756	16,756

Total capitalization	$51,478	$58,578

Notes:—

        Numbers may not total due to rounding.

        From January 31, 1995 through June 30, 2007, IBM repurchased approximately $93.7 billion of its capital stock under a series of authorizations from IBM's Board of Directors that total $95.5 billion.

        On August 13, 2007, IBM International Group Capital LLC issued $2.6 billion of Floating Rate Notes due 2009, fully and unconditionally guaranteed by IBM.

        On September 14, 2007, IBM issued $3.0 billion of 5.70% Notes due 2017.

RATIO OF IBM'S INCOME FROM CONTINUING OPERATIONS TO FIXED CHARGES

        The ratio of income from continuing operations to fixed charges has been computed by dividing income from continuing operations before income taxes (which excludes (a) amortization of capitalized interest and (b) IBM's share in the income and losses of less than 50% owned affiliates) and fixed charges (excluding capitalized interest) by fixed charges. "Fixed charges" consist of interest expense, capitalized interest and that portion of rental expense deemed to be representative of interest.

	Six Months Ended June 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002
Ratio of income from continuing operations to fixed charges	8.0	10.5	11.1	11.0	9.3	5.6

DESCRIPTION OF NOTES

        The following description of the particular terms of the Notes supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities and guarantees set forth in the prospectus. The Notes will have the benefit of the IBM Guarantee described in the prospectus.

General

        The Notes will be issued under an Indenture (the "Indenture") dated August 13, 2007 between IBM International Group Capital LLC and The Bank of New York, as Trustee, filed as an exhibit to the Registration Statement of which the accompanying prospectus is a part. The Notes will be unsecured and will have the same rank as all of the issuer's other unsecured and unsubordinated debt. The Notes will bear interest from October 22, 2007, at the rate of interest stated on the cover page of this prospectus supplement. Interest on the Notes will be payable semi-annually on April 22 and October 22 of each year, commencing April 22, 2008, to the persons in whose names such securities are registered at the close of business on the fifteenth calendar day preceding each April 22 and October 22. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Notes will mature on October 22, 2012.

        The Notes will be subject to defeasance and covenant defeasance as provided in "Description of the Debt Securities—Satisfaction and Discharge; Defeasance" in the accompanying prospectus. The Notes will be issued in denominations of $100,000 and integral multiples of $1,000 in excess of $100,000.

        IIGC may, without the consent of the holders of Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes (except for the price to the public, issue date and the initial interest accrual date), provided however, that no such additional notes may be issued unless such additional notes are fungible with the Notes for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the Notes, will constitute a single series of notes under the Indenture. No additional notes may be issued if an event of default has occurred with respect to the Notes.

Optional Redemption

        The Notes will be redeemable, as a whole or in part, at IIGC's option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the Notes given in accordance with "—Notices" below, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Notes to be redeemed, plus accrued interest, if any, to the redemption date; or

  •
  the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined below, plus 15 basis points, plus accrued interest to the date of redemption which has not been paid.

        "Treasury Rate" means, with respect to any redemption date for the Notes:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

  •
  if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        The Treasury Rate will be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by IIGC.

        "Comparable Treasury Price" means, with respect to any redemption date for the Notes:

  •
  the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

  •
  if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the trustee.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Lehman Brothers Inc., and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a "Primary Treasury Dealer," IIGC will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

        On and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless IIGC defaults in the payment of the redemption price and accrued interest. On or before the redemption date, IIGC will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Payments of Additional Amounts

        IIGC, pursuant to the Notes, or IBM, pursuant to the Guarantee, will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by IIGC, IBM or a paying agent of the principal of and interest on the Notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

          (1)   to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

            (a)   being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

            (b)   having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

            (c)   being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

            (d)   being or having been a "10-percent shareholder" of IBM as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the "Code") or any successor provision; or

            (e)   being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

          (2)   to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3)   to any tax, assessment or other governmental charge that is imposed otherwise or withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4)   to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

          (5)   to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6)   to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

          (7)   to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent;

          (8)   to any Notes where such withholding is imposed on a payment to an individual and is required to be made pursuant to European Union Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

          (9)   to any Notes presented for payment by, or on behalf of, a holder who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another paying agent in a member state of the European Union; or

         (10)  in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

        The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading "—Payments of Additional Amounts" and under the heading "—Redemption for Tax Reasons," neither IIGC nor IBM shall be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of, or in any government or political subdivision.

        As used under this heading "—Payments of Additional Amounts" and under the heading "—Redemption for Tax Reasons", the term "United States" means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, and the term "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption for Tax Reasons

        If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, IIGC or IBM becomes, or based upon a written opinion of independent counsel selected by IIGC, will become obligated to pay additional amounts as described herein under the heading "—Payments of Additional Amounts" with respect to the Notes, then IIGC may at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Notes to the date fixed for redemption.

Book-Entry, Delivery and Form

        The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.

        Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking Luxembourg S.A. ("Clearstream") or Euroclear Bank S.A., as operator of the Euroclear System ("Euroclear") if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as described below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

        The Depositary has advised IIGC as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers ("Clearstream Customers") and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry transfers between their accounts. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer.

        Distributions with respect to the Notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

        Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

        Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

        The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

        Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

        Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies IIGC that it is unwilling or unable to continue as a clearing system in connection with the Global Notes, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by IIGC within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, IIGC will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

        Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Clearstream and within

Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

        A further description of the Depositary's procedures with respect to the Global Notes is set forth in the prospectus under "Description of the Debt Securities—Global Securities." The Depositary has confirmed to IIGC, the Underwriters and the trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

        Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds. Secondary market trading between Clearstream Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of interests in the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Clearstream Customers or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

        Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

UNITED STATES TAXATION

General

        This section summarizes the material U.S. federal tax consequences of ownership and disposition of the Notes. The discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. However, the discussion is limited in the following ways:

  •
  The discussion only covers you if you buy your Notes in the initial offering at the price set forth on the cover page.

  •
  The discussion only covers you if you hold your Notes as capital assets (that is, for investment purposes), and if you do not have a special tax status such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers in securities or foreign currencies;

  •
  persons holding notes as part of a hedge;

  •
  U.S. Holders whose functional currency is not the U.S. dollar;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

  •
  persons subject to the alternative minimum tax;

  •
  The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes.

  •
  The discussion is based on current law. Changes in the law may change the tax treatment of the Notes possibly with a retroactive effect.

  •
  The discussion does not cover state, local or foreign law.

  •
  We have not requested a ruling from the IRS on the tax consequences of owning and disposing of the Notes. As a result, the IRS could disagree with portions of this discussion.

If a partnership or other entity taxable as a partnership holds the Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its own tax advisors as to the tax consequences of the partnership purchasing, owning and disposing of the Notes.

If you are considering buying Notes, we suggest that you consult your tax advisors about the tax consequences of holding the Notes in your particular situation.

Tax Consequences to U.S. Holders

        This section applies to you if you are a "U.S. Holder." A "U.S. Holder" is a beneficial owner of a Note that is for U.S. federal income tax purposes:

  •
  an individual U.S. citizen or resident alien;

  •
  a corporation—or entity taxable as a corporation for U.S. federal income tax purposes—that was created under U.S. law (federal, state or the District of Columbia); or

  •
  an estate or trust whose world-wide income is subject to U.S. federal income tax.

Interest

  •
  If you are a cash method taxpayer (including most individual holders), you must report interest on the Notes as ordinary income when you receive it.

  •
  If you are an accrual method taxpayer, you must report interest on the Notes as ordinary income as it accrues.

Sale or Retirement of Notes

        On the sale, redemption or retirement of your Note:

  •
  You will have taxable gain or loss equal to the difference between the amount realized by you and your tax basis in the Note. Your tax basis in the Note is your cost, subject to certain adjustments.

  •
  Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the Note for more than one year. For tax years prior to 2011, the maximum tax rate on long term capital gains for individuals is 15%.

  •
  If you sell the Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income as described above under "—Interest."

Information Reporting and Backup Withholding

        Under the tax rules concerning information reporting to the IRS:

  •
  Assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your Notes as well as on proceeds from sale or other disposition of the Notes, unless an exemption applies.

  •
  Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

  •
  If you are subject to these requirements but do not comply, the intermediary must withhold at a rate currently equal to 28% of all amounts payable to you on the Notes (including principal payments and sale proceeds). This is called "backup withholding". If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

  •
  All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

        This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is a beneficial owner of a Note that is for U.S. federal income tax purposes:

  •
  an individual that is a nonresident alien;

  •
  a corporation—or entity taxable as a corporation for U.S. tax purposes—created under non-U.S. law; or

  •
  an estate or trust that is not taxable in the U.S. on its worldwide income.

Withholding Taxes

        Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes.

        However, in the case of interest, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

  •
  You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your Notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the Notes and that you are not a U.S. Holder.

  •
  You hold your Notes directly through a "qualified intermediary," and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

  •
  You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

  •
  The interest income on the Notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

        Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

  •
  The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

  •
  The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

  •
  An intermediary through which you hold the Notes fails to comply with the procedures necessary to avoid withholding taxes on the Notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the Notes. However, if you hold your Notes through a qualified intermediary—or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the Notes—the qualified intermediary will not generally forward this information to the withholding agent.

  •
  You own 10% or more of the voting stock of IBM, are a "controlled foreign corporation" related directly or indirectly to IBM through stock ownership, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the United States and you provide us with a properly executed form W-8ECI as discussed above.

        Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

  •
  You hold your Notes directly through a qualified intermediary and the applicable procedures are complied with.

  •
  You file Form W-8ECI.

        The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. holders of Notes, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisors regarding the specific methods for satisfying these requirements.

Sale or Retirement of Notes

        If you sell a Note or it is redeemed, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

  •
  The gain is connected with a trade or business that you conduct in the United States.

  •
  You are an individual, you are present in the United States for at least 183 days during the taxable year in which you dispose of the Note, and certain other conditions are satisfied.

  •
  The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade or Business

        If you hold your Note in connection with a trade or business that you are conducting in the United States:

  •
  Any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. Holder.

  •
  If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax rate is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

        If you are an individual, your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not connected to a trade or business that you were conducting in the United States or you did not own, actually or constructively, 10% or more of the total combined voting power of IBM.

Information Reporting and Backup Withholding

        U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

  •
  Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

  •
  Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisors concerning information reporting and backup withholding on a sale.

European Union Tax Reporting and Withholding

        Directive 2003/48/EC (the "Directive") of the Council of the European Union relating to the taxation of savings income, became effective on July 1, 2005. Under the Directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state is required to provide information (including the identity of the recipient) to authorities of the latter member state. "Paying agent" is defined broadly for this purpose and generally includes any agent of either payor or payee. Belgium, Luxembourg and Austria have opted instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years), subject to the ability of the individual to avoid withholding tax through voluntary disclosure of the investment to the individual's member state. In addition, certain non-members of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, have adopted equivalent measures effective on the same date, and some (including Switzerland) have exercised the option to apply withholding taxes as described above.

UNDERWRITING

        Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated are acting as joint bookrunning managers of the offering, and as representatives of the underwriters named below.

        Subject to terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and IBM International Group Capital LLC has agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$225,000,000
Deutsche Bank Securities Inc.	225,000,000
Lehman Brothers Inc.	225,000,000
Morgan Stanley & Co. Incorporated	225,000,000
Barclays Capital Inc.	120,000,000
BNP Paribas Securities Corp.	120,000,000
J.P. Morgan Securities Inc.	120,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	120,000,000
UBS Securities LLC	120,000,000

Total	$1,500,000,000

        The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes if any are taken.

        IIGC has been advised by the underwriters that the underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the public offering price less a concession not to exceed 0.150% of the principal amount of the Notes. Any underwriter may allow, and such dealers may reallow, a concession not in excess of 0.075% of the principal amount per Note to certain other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

        The following table shows the underwriting discounts and commission that IIGC is to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by IIGC
Per Note	0.250%

        The Notes are a new issue of securities with no established trading market. The underwriters have informed IIGC that they intend to make a market in the Notes but are under no obligation to do so and such market making may be terminated at any time without notice.

        In connection with the offering, the representatives on behalf of the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters and certain of their affiliates and associates may engage in transactions with, and/or perform services, including investment banking and general financing and banking services, for, IBM and its subsidiaries, including the issuer, in the ordinary course of business. Because more than 10% of the net proceeds of this offering may be paid to affiliates of the underwriters to repay loans extended to the parent of IIGC, this offering will be made in compliance with the applicable provisions of Rule 2720 of the NASD Conduct Rules.

        IBM and IIGC have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in respect thereof.

        Expenses payable by IBM and IIGC are estimated at $350,000.

OFFERING RESTRICTIONS

        The Notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

        Each of the underwriters has agreed that it will not offer, sell, or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of the underwriters' knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on IBM or IIGC except as set forth in the underwriting agreement.

        Noteholders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the Notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in the Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

          (a)   to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any company which has two or more of (1) an average of over 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

          (c)   in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that it and each of its affiliates:

          (a)   has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to IBM or IIGC; and

          (b)   has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Republic of Italy

        Each underwriter has acknowledged and agreed that no prospectus or prospectus supplement has been nor will be published in Italy in connection with the offering of the Notes and that such offering has not been and will not be subject to any formal review or clearance procedures by the Italian Securities Exchange Commission (Commissione Nazionale per le Societá e la Borsa, the "CONSOB") pursuant to Italian securities legislation and accordingly has acknowledged and agreed that the Notes may not and will not be offered, sold or delivered, directly or indirectly, nor may or will copies of this prospectus supplement or prospectus or any other documents relating to the Notes be distributed, in Italy or to a resident of Italy, except (i) to professional investors (operatori qualificati) within the meaning of Article 31(2) of the CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the "Regulation No. 11522"), or (ii) in other circumstances which are 137 exempted from the rules governing offers of securities to the public pursuant to Article 100 of the Legislative Decree No. 58 of February 24, 1998, as amended (the "Unified Financial Act") and Article 33(1) of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

        Each underwriter has further acknowledged and agreed that any offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement or prospectus or any other document relating to the Notes in Italy may and will be effected in compliance with any Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary authorized to carry out such activities in Italy in accordance with the Unified Financial Act, Legislative Decree No. 385 of September 1, 1993, as amended (the "Italian Banking Act"), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Act and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation imposed upon the offer of shares by CONSOB or the Bank of Italy.

        Any investor purchasing the Notes in the context of the offering is solely responsible for ensuring that any offer or resale of the Notes it purchased in context of the offering occurs in compliance with applicable laws and regulations.

        This prospectus supplement or prospectus and the information contained herein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules governing offers of securities to the public pursuant to Article 100 of the Unified Financial Act and Article 33(1) of CONSOB Regulation No. 11971 of May 14, 1999, as amended, are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

        Italy has not wholly implemented the Directive No. 2003/71/EC (the "Prospectus Directive"); the above shall continue to apply to the extent not inconsistent with any further implementing measures of the Prospectus Directive in Italy.

        Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive in Italy, such requirements shall be replaced by the applicable requirements under the relevant implementing measures of the Prospectus Directive in Italy.

Japan

        The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "SEL") and each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of the SEL available thereunder and otherwise in compliance with the SEL and the other relevant laws, regulations and guidelines of Japan.

Hong Kong

        The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

LEGAL OPINIONS

        The validity of the Notes and the Guarantees offered hereby will be passed upon for IIGC and IBM by Stuart S. Moskowitz, Secretary of IIGC and Senior Counsel of IBM, and for the underwriters by Davis Polk & Wardwell, New York, New York. Mr. Moskowitz, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of IBM. Davis Polk & Wardwell provides legal services to IBM from time to time.

EXPERTS

        The financial statements incorporated in this prospectus by reference to IBM's Current Report on Form 8-K dated August 3, 2007, and the financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of IBM for the year ended December 31, 2006, except as they relate to the financial statements of IBM's Business Consulting Services Reporting Unit for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The statement of revenues and expenses of the Business Consulting Services Reporting Unit of IBM for the year ended December 31, 2004 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing in IBM's Current Report on Form 8-K dated August 3, 2007 and incorporated herein by reference.

PROSPECTUS

IBM INTERNATIONAL GROUP CAPITAL LLC

Debt Securities
fully and unconditionally guaranteed by

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road
Armonk, New York 10504
(914) 499-1900

DEBT SECURITIES

WE WILL PROVIDE SPECIFIC TERMS OF THE DEBT SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 3, 2007.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we have filed with the U.S. Securities and Exchange Commission using a "shelf" registration process. Using this process we may offer debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information About IBM." The debt securities we may offer will be fully and unconditionally guaranteed by International Business Machines Corporation (IBM).

ABOUT IBM INTERNATIONAL GROUP CAPITAL LLC (the Company)

        IBM International Group Capital LLC was formed on June 11, 2007, as a limited liability company under the laws of the State of Delaware. The Company is an indirect, wholly owned subsidiary of International Business Machines Corporation. The Company is a finance subsidiary, the primary purpose of which is to borrow money to be made available for the benefit of IBM International Group B.V. and its affiliates. The principal business office of the Company is located at 1 New Orchard Road, Mail Stop 115, Armonk, NY 10504.

ABOUT INTERNATIONAL BUSINESS MACHINES CORPORATION
(the Guarantor or IBM)

        International Business Machines Corporation (IBM) was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co. and The International Time Recording Co. of New York. Since that time, IBM has focused on the intersection of business insight and technological invention, and its operations and aims have been international in nature. This was signaled over 80 years ago, in 1924, when C-T-R changed its name to International Business Machines Corporation. And it continues today: IBM is a globally integrated innovation company, serving the needs of enterprises and institutions worldwide. To help clients achieve growth, effectiveness, efficiency and the realization of greater value through innovation, IBM draws upon the world's leading systems, software and services capabilities.

        IBM seeks to be a partner in its clients' success by enabling their own capacity to innovate, so that they may differentiate themselves for competitive advantage in a globalized economy. IBM views enterprise innovation not only in terms of products and services, but across all dimensions of a business: its business processes, business model, management systems, culture and role in society.

* * * * * * * * * * * * * * * * *

        The foregoing information about IBM and IBM International Group Capital LLC and their respective businesses is only a general summary and is not intended to be comprehensive. For additional information about IBM and IBM International Group Capital LLC and their respective businesses, you should refer to the information described under the caption "Where You Can Find More Information about IBM."

* * * * * * * * * * * * * * * * *

RATIO OF IBM's EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES

        IBM computes the ratio of earnings from continuing operations to fixed charges by dividing earnings from continuing operations before income taxes (which excludes (a) amortization of capitalized interest and (b) IBM's share in the income and losses of less than 50% owned affiliates) and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of interest expense, capitalized interest and that portion of rental expense deemed to be representative of interest.

		Year Ended December 31,
	Six Months Ended June 30, 2007
		2006	2005	2004	2003	2002
Ratio of earnings from continuing operations to fixed charges	8.0	10.5	11.1	11.0	9.3	5.6

WHERE YOU CAN FIND MORE INFORMATION ABOUT IBM

        IBM files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document IBM files at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. IBM's SEC filings are also available to the public at the SEC's web site at (http://www.sec.gov).

        The SEC allows IBM to "incorporate by reference" into this prospectus the information IBM files with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that IBM files with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by IBM with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  i.
  Annual Report on Form 10-K for the year ended December 31, 2006, except with respect to the financial statements, which are included in IBM's Current Report on Form 8-K dated August 3, 2007;

  ii.
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

  iii.
  Current Reports on Form 8-K, or filed portions of those reports, filed (but not portions of those reports which were furnished) January 18, 2007, January 19, 2007, January 25, 2007, January 31, 2007, February 5, 2007, March 21, 2007, April 17, 2007, April 18, 2007, April 24, 2007, April 27, 2007, May 29, 2007, June 4, 2007, June 5, 2007, June 26, 2007, June 26, 2007, July 18, 2007, July 19, 2007, August 1, 2007 and August 3, 2007.

        We encourage you to read IBM's periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about IBM which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning IBM's transfer agent at the following address:

  Computershare Trust Company, N.A.
  P.O. Box 43072
  Providence, Rhode Island 02940
  (781)575-2727

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

        We will not be providing you with any financial statements for IBM International Group Capital LLC. We are a 100%-owned finance subsidiary, as described by the SEC in Rule 3-10(b) of Regulation S-X, and since the debt securities we may issue under this prospectus will be fully and unconditionally guaranteed by IBM, you should look to, read, and rely solely upon the financial statements that IBM files with the SEC.

USE OF PROCEEDS

        Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the debt securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include, without limitation, the repayment of debt or the debt of our parent, IBM International Group B.V., or other extensions of credit to IBM International Group B.V. or any of its subsidiaries and affiliates. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

        IBM International Group Capital LLC will issue the debt securities under an indenture to be entered into between IBM International Group Capital LLC, as issuer and The Bank of New York, as trustee. IBM will fully and unconditionally guarantee the all debt securities under a guarantee agreement to be entered into between IBM, as guarantor, and The Bank of New York, as trustee.

        The indenture provides for the issuance of an unlimited aggregate principal amount of debt securities in an unlimited number of series. Each issuance of debt securities will constitute a separate series under the indenture. The IBM guarantee provided under the guarantee agreement covers all debt securities issued under the indenture. The following description is a summary of the material provisions of the debt securities which may be issued. Specific terms of the debt securities will be set forth in supplements to this prospectus, or if applicable, pricing supplements. We also describe below general provisions relating to the indenture and the guarantee agreement. These descriptions do not restate the indenture or the guarantee agreement in their entirety. IBM and IBM International Group Capital LLC urge you to read the indenture and the guarantee agreement because they, and not this description, define your rights as holders of debt securities. Unless otherwise stated, all references to "issuer" mean IBM International Group Capital LLC, and all references to "guarantor" mean IBM.

        The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

  •
  the title of the debt securities;

  •
  any limit upon the aggregate principal amount of the debt securities;

  •
  the maturity date or dates, or the method of determining the maturity dates;

  •
  the interest rate or rates, or the method of determining those rates;

  •
  the interest payment dates and, for debt securities in registered form, the regular record dates;

  •
  the places where payments may be made;

  •
  any mandatory or optional redemption provisions;

  •
  any sinking fund or analogous provisions;

  •
  any conversion or exchange provisions;

  •
  the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

  •
  any deletions of, or changes or additions to, the events of default or covenants;

  •
  if other than U.S. dollars, the currency or currencies, composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

  •
  the method of determining the amount of any payments on the debt securities which are linked to an index;

  •
  whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

  •
  whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

  •
  any other specific terms of the debt securities.

        Unless we otherwise specify in the prospectus supplement:

  •
  the debt securities will be registered debt securities;

  •
  registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000; and

  •
  bearer debt securities denominated in U.S. dollars will be issued in denominations of $5,000.

        Debt securities may bear legends required by U.S. Federal tax law and regulations.

        If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information relating to the debt securities and the foreign currency or currency unit.

        Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

        IBM International Group Capital LLC may in the future, without the consent of the holders, increase the outstanding principal amount of any series of debt securities on the same terms and conditions and with the same CUSIP numbers as debt securities of that series previously issued. Any such additional debt securities will vote together with all other debt securities of the same series for purposes of amendments, waivers and all other matters with respect to such series.

Ranking of Debt Securities and Guarantees

        The debt securities issued by IBM International Group Capital LLC will be:

  •
  senior unsecured obligations of IBM International Group Capital LLC and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of IBM International Group Capital LLC; and

  •
  guaranteed on a senior unsecured basis by IBM, which guarantee will rank equally and ratably with all other unsecured and unsubordinated indebtedness of IBM.

Guarantee

        Pursuant to the guarantee agreement, IBM will fully and unconditionally guarantee to each holder of a series of debt securities issued under the indenture by IBM International Group Capital LLC and authenticated and delivered by the trustee the due and punctual payment of the principal of, and any premium and interest on, the debt securities, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the debt securities and of the indenture.

        IBM will:

  •
  agree that, if an event of default occurs under any series of debt securities, its obligations under the guarantee will be absolute and unconditional and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the debt securities or the indenture or any supplement thereto,

  •
  waive its right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against IBM International Group Capital LLC before exercising their rights under the guarantees, and

  •
  agree to be subject to the restrictions set forth below under "—Covenants in the Indenture and Guarantee Agreement".

Exchange, Registration and Transfer

        Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.

        The designated security registrar in the United States for our debt securities is The Bank of New York, located at 101 Barclay Street, Floor 8 West, New York, New York 10286.

        If debt securities are issuable in both registered and bearer form, the bearer securities will be exchangeable for registered securities. If a bearer security with related coupons is surrendered in exchange for a registered security between a record date and the date set for the payment of interest, the bearer security will be surrendered without the coupon relating to that interest payment. That interest payment will be made only to the holder of the coupon when due.

        In the event of any redemption in part of any series of debt securities, we will not be required to:

  •
  issue, register the transfer of, or exchange debt securities of any series between the opening of business 15 business days before any selection of debt securities of that series to be redeemed and the close of business on:

  •
  the day of mailing of the relevant notice of redemption (if debt securities of the series are issuable only in registered form) and

  •
  the day of the first publication of the relevant notice of redemption (if the debt securities of the series are issuable in bearer form) or,

  •
  the day of mailing of the relevant notice of redemption (if the securities of the series are issuable in bearer and registered form) and there is no publication;

  •
  register the transfer of, or exchange, any registered security selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

  •
  exchange any bearer security selected for redemption, except to exchange it for a registered security which is simultaneously surrendered for redemption.

Payment and Paying Agent

        We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indenture or any prospectus supplement.

        We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of the paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded.

        If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us.

        Our paying agent in the United States for the senior debt securities is The Bank of New York, located at 101 Barclay Street, Floor 8 West, New York, New York 10286.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global certificates. Those certificates will be deposited with a depositary that we will identify in a prospectus supplement. Global debt securities may be issued in either registered or bearer form and can be in either temporary or definitive form. All global securities in bearer form will be deposited with a depositary outside of the United States. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement.

        Other than for payments, we can treat a person having a beneficial interest in a definitive global security as the holder of the principal amount of outstanding debt securities represented by the global security. For these purposes, we can rely upon a written statement delivered to the trustee by the holder of the definitive global security, or, in the case of a definitive global security in bearer form, by the operator of the Euroclear System, and Clearstream Banking, societe anonyme (Clearstream, Luxembourg).

        Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Temporary Global Securities

        All or any portion of the debt securities of a series that are issuable in bearer form initially may be represented by one or more temporary global securities, without interest coupons. The temporary global securities will be deposited with a depositary in London for Euroclear and Clearstream for credit to the accounts of the beneficial owners of the debt securities or to such other accounts as they may direct.

        On and after an exchange date provided in the applicable prospectus supplement, each temporary global security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or a combination of these, as will be specified in the prospectus supplement.

        No bearer security delivered in exchange for a portion of a temporary global security will be mailed or delivered to any location in the United States.

        Interest on a temporary global bearer security will be paid to Euroclear and/or Clearstream for the portion held for its account only after a certificate is delivered to the trustee stating that the portion:

  •
  is not beneficially owned by a United States person;

  •
  has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

  •
  if a beneficial interest has been acquired by a United States person, that:

  •
  such person is a financial institution (as defined in the Internal Revenue Code), purchasing for its own account or has acquired the debt security through a financial institution; and

  •
  the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations thereunder, and that it did not purchase for resale inside the United States.

        The certificate must be based on statements provided by the beneficial owners of interests in the temporary global security. Each of Euroclear and Clearstream will credit the interest received by it to the accounts of the beneficial owners of the debt security, or to other accounts as they may direct.

Definitive Global Securities

        Bearer securities.    The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer securities in exchange for a portion of a definitive global security to any location in the United States.

        U.S. Book-entry securities.    Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as "book-entry securities".

        When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary or its nominee. Institutions that have accounts with the depositary or its nominee are referred to as "participants".

        The accounts to be credited shall be designated by the underwriters or agents for the sale of such book-entry securities or by us, if we offer and sell those securities directly.

        Ownership of book-entry securities are limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee or by participants or persons that hold through other participants.

        So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.

        Owners of book-entry securities:

  •
  will not be entitled to have the debt securities registered in their names;

  •
  will not be entitled to receive physical delivery of the debt securities in definitive form; and

  •
  will not be considered the owners or holders of those debt securities under the indenture.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to purchase or transfer book-entry securities.

        We expect that the depositary for book-entry securities of a series will immediately credit participants' accounts with payments received by the depositary or nominee in amounts proportionate to the participants' beneficial interests as shown on the records of such depositary.

        We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". The payments by participants to the owners of beneficial interests will be the responsibility of those participants.

Practical Implications of Holding Debt Securities In Street Name

        Investors who hold debt securities in accounts at banks or brokers will not generally be recognized by us as the legal holders of debt securities. Since we recognize as the holder the bank or broker, or the financial institution the bank or broker uses to hold its debt securities, it is the responsibility of these intermediary banks, brokers and other financial institutions to pass along principal, interest and other payments on the debt securities, either because they agree to do so in their agreements with their customers, or because they are legally required to do so. If you hold debt securities in street name, you really ought to check with your own institution to find out:

  •
  How it handles securities payments and notices;

  •
  Whether it imposes additional fees or charges;

  •
  How it would handle voting and related issues if ever required;

  •
  How it would pursue or enforce rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests; and

  •
  Whether and how it would react on other matters which are important to persons who hold debt securities in "street name".

Satisfaction and Discharge; Defeasance

        We may be discharged from our obligations on any series of the debt securities when they have matured or will mature or be redeemed within one year if we deposit with the trustee sufficient funds to pay all the principal, interest and any premium due to the stated maturity date or redemption date of such debt securities.

        The indenture contains provisions that permit us to elect:

  (1)
  to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to a series of debt securities then outstanding; and/or

  (2)
  to be released from the limitations on mergers, consolidations and sale of assets and from the consequences of an event of default or cross-default resulting from a breach of this covenant.

        To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the series of debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash, and/or foreign government securities, if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the action.

        If either of the above events occur, the holders of the series of debt securities will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Events of Default, Notice and Waiver

        If an event of default of with respect to a series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of such series may declare the entire principal amount of the debt securities of such series to be due and payable immediately.

        The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the series of debt securities. However, payment defaults that are not cured may only be waived by all holders of the debt securities.

        The indenture defines an event of default in connection with a series of debt securities as one or more of the following events:

  •
  the issuer fails to pay interest on any debt securities of the series for 30 days when due;

  •
  the issuer fails to pay the principal or any premium on any debt securities of the series when due;

  •
  the issuer fails to make any sinking fund payment for 30 days when due;

  •
  the issuer or the guarantor fails to perform any other covenant in the debt securities of the series, the indenture or the guarantee agreement relating to the debt securities of that series for 90 days after being given notice;

  •
  the issuer or the guarantor enters into bankruptcy or becomes insolvent; or

  •
  the guarantee ceases to be in full force or effect (other than in accordance with the terms of the guarantee agreement) or the guarantor denies or disaffirms its obligations under the guarantee.

        The indenture requires the trustee to give the holders of a series of debt securities notice of a default within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default.

        Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification.

        Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

        The indenture includes a covenant that the issuer will file annually with the trustee a certificate of no default, or specifying any default that exists.

        Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

Modification of the Indenture and Guarantee Agreement

        The indenture and the guarantee agreement provide that the issuer, the guarantor and the trustee, may modify the indenture or the guarantee agreement, as the case may be, without the consent of the holders for limited purposes, including adding to our covenants or events of default, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

        The indenture and the guarantee agreement also contain provisions permitting the issuer, the guarantor and the trustee to make modifications and amendments to the indenture or the guarantee agreement, as the case may be, with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

  •
  change the stated maturity of the debt securities;

  •
  reduce the principal, premium (if any) or rate of interest on the debt securities;

  •
  change any place of payment or the currency in which the debt securities are payable;

  •
  impair the right to enforce any payment after the stated maturity or redemption date;

  •
  reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture or the guarantee agreement;

  •
  change our obligation for any outstanding series of debt securities to maintain an office or agency in the places and for the purposes specified in the indenture for that series; or

  •
  change the provisions in the indenture or the guarantee agreement that relate to its modification or amendment.

Meetings

        The indenture contains provisions for convening meetings of the holders of the debt securities of a series.

        A meeting may be called at any time by the trustee, upon request by us or upon request by the holders of at least 10% in principal amount of the debt securities of a series. In each case, notice will be given to the holders of debt securities of the series.

        Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by us or the trustee that did not have a quorum may be adjourned for not less than 10 days, and if there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days.

        Generally, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, to change the amount or timing of payments under the any series of debt securities, every holder in the series must consent.

        In addition, if the indenture provides that an action may be taken by the holders of a specified percentage in principal amount of outstanding debt securities of a series, that action may be taken at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons.

Notice to Holders

        In most instances, notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and in London. Notices may also be published in another city or cities as may be specified in the securities of any series. In addition, notices to holders of bearer securities will be mailed to those persons whose names and addresses were previously filed with the applicable trustee. Notice to holders of registered securities will be given by mail to the addresses of the holders as they appear in the security register.

Title

        Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any agent of ours or the trustee may treat the holder of any bearer security or related coupon as the absolute owner of that security for all purposes. We may also treat the registered owner of any registered security as the absolute owner of that security for all purposes.

Replacement of Securities and Coupons

        We think it's very important for you to keep your securities safe. If you don't, you'll have to follow these procedures. We'll replace debt securities or coupons that have been mutilated, but you'll have to pay for the replacement, and you'll have to surrender the mutilated debt security or coupon to the security registrar first. Debt securities or coupons that become destroyed, stolen or lost will only be replaced by us, again at your expense, upon your providing evidence of destruction, loss or theft which we and the security registrar are willing to accept. In the case of a destroyed, lost or stolen debt security or coupon, we may also require you, as the holder of the debt security or coupon, to indemnify the security registrar and us before we'll go about issuing any replacement debt security or coupon.

Governing law

        The indenture, the debt securities and the guarantee agreement will be governed by, and construed under, the laws of the State of New York.

Covenants in the Indenture and Guarantee Agreement

        Covenants are promises.    We and IBM must keep our promises or we could be placed in default.

        Limitation on merger, consolidation and certain sales of assets.    IBM or the issuer, as the case may be, may, without the consent of the holders of any debt securities, merge into or consolidate with any other entity, or convey or transfer all or substantially all of its properties and assets to another person provided that:

  •
  the successor is a U.S. corporation in the case of IBM or, a U.S. corporation or limited liability company in the case of the issuer;

  •
  in the case of a successor to the issuer, such successor assumes on the same terms and conditions all the obligations under the indenture;

  •
  in the case of a successor to IBM, such successor assumes on the same terms and conditions all the obligations under the guarantee agreement; and

  •
  immediately after giving effect to the transaction, there is no default under the indenture.

        The remaining or acquiring corporation will take over all of IBM's or the issuer's rights and obligations under the guarantee agreement or the indenture, as the case may be.

        Limitation on secured indebtedness.    Neither IBM nor any Restricted Subsidiary will create, assume, incur or guarantee any Secured Indebtedness without securing the guarantee equally and ratably with, or prior to, that Secured Indebtedness, unless the sum of the following amounts would not exceed 10% of Consolidated Net Tangible Assets:

  •
  the total amount of all Secured Indebtedness that the guarantees are not secured equally and ratably with, and

  •
  the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions entered into after July 15, 1985.

        You should note that we don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary.

        Limitation on sale and leaseback transactions.    Neither IBM nor any Restricted Subsidiary will enter into any lease longer than three years covering any of its Principal Property or any Restricted Subsidiary that is sold to any other person in connection with that lease unless either:

  (1)
  the sum of the following amounts does not exceed 10% of Consolidated Net Tangible Assets:

  •
  the discounted present value of all net rentals payable under all these leases entered into after July 15, 1985; and

  •
  the total amount of all Secured Indebtedness that the guarantees are not secured equally and ratably with.

        We don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary.

or

  (2)
  an amount equal to the greater of the following amounts is applied within 180 days to the retirement of IBM's long-term debt or the debt of a Restricted Subsidiary:

  •
  the net proceeds to IBM or a Restricted Subsidiary from the sale; and

  •
  the discounted present value of all net rentals payable under the lease.

        Amounts applied to debt which is subordinated to the debt securities or which is owing to IBM or a Restricted Subsidiary will not be included in this calculation.

        We think it's important for you to be aware that this limitation on sale and leaseback transactions won't apply to any leases that IBM may enter into relating to newly acquired, improved or constructed property.

        We think it's also important for you to note that the holders of a majority in principal amount of all affected series of outstanding debt securities may waive compliance with each of the above covenants.

Definitions Under the Guarantee

        "Secured Indebtedness" means IBM's indebtedness or indebtedness of a Restricted Subsidiary for borrowed money secured by any lien on, or any conditional sale or other title retention agreement covering, any Principal Property or any stock or indebtedness of a Restricted Subsidiary. Excluded from this definition is all indebtedness:

  •
  outstanding on July 15, 1985, secured by liens, or arising from conditional sale or other title retention agreements, existing on that date;

  •
  incurred after July 15, 1985 to finance the acquisition, improvement or construction of property, and either secured by purchase money mortgages or liens placed on the property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements;

  •
  secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of its acquisition;

  •
  owing to IBM or any Restricted Subsidiary;

  •
  secured by liens, or conditional sale or other title retention devices, existing at the time a corporation became or becomes a Restricted Subsidiary after July 15, 1985;

  •
  constituting IBM's guarantees of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of IBM and any other Restricted Subsidiaries.

  •
  arising from any sale and leaseback transaction;

  •
  incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision; and

  •
  constituting any replacement, extension or renewal of any indebtedness to the extent the amount of indebtedness is not increased.

        "Principal Property" means land, land improvements, buildings and associated factory, laboratory and office equipment constituting a manufacturing, development, warehouse, service or office facility owned by or leased to IBM or a Restricted Subsidiary which is located within the United States and which has an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination. Principal Property does not include:

  •
  products marketed by IBM or its subsidiaries;

  •
  any property financed through the issuance of tax-exempt governmental obligations;

  •
  any property which IBM's Board of Directors determines is not of material importance to IBM and its Restricted Subsidiaries taken as a whole; or

  •
  any property in which the interest of IBM and all of its subsidiaries does not exceed 50%.

        "Consolidated Net Tangible Assets" means the total assets of IBM and its subsidiaries, less current liabilities and intangible assets. We include in intangible assets the balance sheet value of:

  •
  all trade names, trademarks, licenses, patents, copyrights and goodwill;

  •
  organizational and development costs;

  •
  deferred charges other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible items we are amortizing; and

  •
  unamortized debt discount and expense minus unamortized premium.

We don't include in intangible assets any program products.

        "Restricted Subsidiary" means:

  (1)
  any of IBM's subsidiaries:

  (a)
  which has substantially all its property in the United States;

  (b)
  which owns or is a lessee of any Principal Property; and,

    (c)
    in which IBM's investment and the investment of its subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination; and

  (2)
  any other subsidiary the Board of Directors may designate as a Restricted Subsidiary.

        "Restricted Subsidiary" doesn't include IBM International Group Capital LLC and does not include financing subsidiaries and subsidiaries formed or acquired after July 15, 1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of IBM's business or assets or the business or assets of any Restricted Subsidiary.

Our Relationship With the Trustee

        The Bank of New York is the trustee under the indenture of IBM International Group Capital LLC. It also serves as trustee under various indentures relating to the obligations of IBM and its subsidiaries. IBM has customary banking relationships with The Bank of New York, including its participation as one of the agent banks in IBM's revolving credit agreements.

PLAN OF DISTRIBUTION

        We may sell the securities:

  •
  through underwriters;

  •
  through agents; or

  •
  directly to purchasers.

        In this connection, we may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the "world wide web") or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you'll want to pay particular attention to the description of that system we'll provide in a prospectus supplement.

        Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. Such a bidding or ordering system may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. For example, in the case of a note, the clearing spread could be indicated as a number of "basis points" above an index treasury note. Of course, many pricing methods can and may also be used.

        Upon completion of such an auction process, debt securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

        Many variations of Internet or other electronic auction or pricing and allocation systems are likely to be developed in the future as new technology evolves, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be described to potential bidders in a prospectus supplement. You should review carefully the auction and other rules we will describe in a prospectus supplement in order to understand and participate intelligently in the applicable offering.

        We'll describe in a prospectus supplement, the particular terms of the offering of the debt securities, including the following:

  •
  the names of any underwriters;

  •
  the purchase price and the proceeds we will receive from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

  •
  any securities exchanges on which the debt securities of the series may be listed; and

  •
  any other information we think is important.

        If we use underwriters in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale.

        The debt securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase debt securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the debt securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Debt securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

        Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Each series of debt securities will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but won't be obligated to do so, and may discontinue any market making at any time without notice. We can't and won't give any assurances as to the liquidity of the trading market for any of our debt securities.

LEGAL OPINIONS

        The legality of the debt securities and guarantees will be passed upon by Mr. Andrew Bonzani our Vice President, Assistant General Counsel and Assistant Secretary. Mr. Bonzani, together with members of his family, owns, has options to purchase and has other interests in shares of IBM's capital stock.

EXPERTS

        The financial statements incorporated in this prospectus by reference to IBM's Current Report on Form 8-K dated August 3, 2007, and the financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of IBM for the year ended December 31, 2006, except as they relate to the financial statements of IBM's Business Consulting Services Reporting Unit for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The statement of revenues and expenses of the Business Consulting Services Reporting Unit of IBM for the year ended December 31, 2004 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing in IBM's Current Report on Form 8-K dated August 3, 2007 and incorporated herein by reference.

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TABLE OF CONTENTS
ABOUT IBM INTERNATIONAL GROUP CAPITAL LLC (the Company)
ABOUT INTERNATIONAL BUSINESS MACHINES CORPORATION (the Guarantor or IBM)
USE OF PROCEEDS
CAPITALIZATION OF IBM
RATIO OF IBM'S INCOME FROM CONTINUING OPERATIONS TO FIXED CHARGES
DESCRIPTION OF NOTES
UNITED STATES TAXATION
UNDERWRITING
OFFERING RESTRICTIONS
LEGAL OPINIONS
EXPERTS
DEBT SECURITIES
ABOUT THIS PROSPECTUS
ABOUT IBM INTERNATIONAL GROUP CAPITAL LLC (the Company)
ABOUT INTERNATIONAL BUSINESS MACHINES CORPORATION (the Guarantor or IBM)
RATIO OF IBM's EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES
WHERE YOU CAN FIND MORE INFORMATION ABOUT IBM
USE OF PROCEEDS
DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS